Press Release
Contact:
Barbara Conley
General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

First Business Announces Board Chair Succession Plan

Jerry Smith to Retire after 50 Years in Commercial Banking
MADISON, WI – August 17, 2018 – First Business Financial Services, Inc. (the “Company” or “First Business”) (Nasdaq: FBIZ) announced today Jerry Smith will retire from its board of directors (the “Board”) on October 26, 2018. The Board has elected Gerald (Jerry) Kilcoyne as Chair effective October 26, 2018. To facilitate this Board Chair transition, Mr. Smith will be entering into a consulting arrangement with the Company following his retirement.

Mr. Smith was Founding CEO of both First Business Bank and its parent holding company and started First Business in Madison in 1990. As the first business-focused bank in the Midwest, First Business has expanded since then to employ more than 250 experts who provide highly refined financial solutions to drive growth for businesses and high net worth individuals.

Mr. Smith has served as a director of the Company since 1990, and Chair of the Board since July 2006. He served as Chief Executive Officer from 1990 to December 2006, and served as President of the Company from 1990 to February 2005. He also served as President and Chief Executive Officer of First Business Bank from 1990 to July 1999, and as Chair of the First Business Bank Board of Directors from April 2001 to December 2003.

Jerry Smith stated, “I am very grateful to have had the opportunity to build and grow First Business into a public company which supports a great team of employees and clients.”

“I have had the pleasure of working with Jerry Smith for over 25 years,” stated Corey Chambas, CEO of First Business Financial Services, Inc. “I will obviously miss working with him, but am happy that he will be able to pursue a well-earned retirement after an amazing 50 years in banking. Having said that, I am very excited to work with Jerry Kilcoyne as Chair after having worked with him previously as a director of the company and as the bank board chair.”

Mr. Kilcoyne has served as a director of the holding company since November 2011. He is a member of the Audit Committee and the Compensation Committee and previously served as a director and Chair of the First Business Bank Board, as a director of First Business Equipment Finance, LLC, and as a director of Alterra Bank from May 2016 until June 1, 2017 at which time Alterra Bank was consolidated into First Business Bank. He also served as a director of First Business Capital Corp., a wholly-owned subsidiary of First Business Bank, from January 2006 to December 2013. Mr. Kilcoyne has been involved in mergers and acquisitions as an investor, owner and operator of businesses for over 30 years and has been Managing Partner of Pinnacle Enterprises, LLC, a private investment holding company, since February 1997.

Mr. Kilcoyne stated, “I am proud to accept this expanded role with First Business. I’ve had the honor of working closely with founder Jerry Smith and CEO Corey Chambas for the past 12 years. I strongly believe in the potential of the First Business model and look forward to helping the company take advantage of future growth opportunities.”

About First Business Financial Services, Inc.
First Business Financial Services, Inc. is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com.

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